Exhibit 3.2

Execution version

AMENDMENT NO.3 TO THE AMENDED AND RESTATED SHAREHOLDER AGREEMENT

This AMENDMENT NO.3 TO THE AMENDED AND RESTATED SHAREHOLDER AGREEMENT is entered into as of this 29th day of July 2021 (this “Amendment”), between Grupo Villar Mir, S.A.U., a public limited company (sociedad anónima) incorporated under the laws of Spain (“Grupo VM”), and Ferroglobe PLC, a public limited company incorporated under the laws of England (“Holdco”). Each of Grupo VM and Holdco is sometimes referred to herein as a “Party” or collectively as the “Parties”.

RECITALS:

WHEREAS the Parties entered into an Amended and Restated Shareholder Agreement, dated as of November 21, 2017 and amended as of January 23, 2018 and May 13, 2021 (the “Shareholder Agreement”); and

WHEREAS the Parties desire to amend the Shareholder Agreement as set forth herein and for this Amendment to subsume in their entirety the amendments dated as of January 23, 2018 and May 13, 2021, respectively, to the Amended and Restated Shareholder Agreement, dated as of November 21, 2017;

NOW, THEREFORE, the Parties agree as follows:

1.	Defined Terms.

Save as otherwise expressly defined in this Amendment, capitalised terms shall have the meanings given to them in the Shareholder Agreement.

2.	Amendments.
a.	In ARTICLE I of the Shareholder Agreement:
i.	references to “Permitted Transfer” and “Transfer” under the header “Term” and their corresponding entries under the header “Defined in” shall be deleted and replaced with “Not Used”; and
ii.	a new definition of “Transfer” shall be added as follows:
1.

““Transfer” shall mean (i) any offer, transfer, sale, assignment, pledge, hypothecation, encumbrance, gift or other disposal of any beneficial ownership of, legal title to, or pecuniary interest in, any Covered Equity Securities (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), (ii) any hedging, swap, forward contract or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of beneficial ownership of, legal title to, or pecuniary interest in, any Covered Equity Securities, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to the Covered Equity Securities; or (iii)

Execution version

any short sale of, or trade in, derivative securities representing the right to vote or economic benefits of, the Covered Equity Securities.”

iii.	a new definition of “Permitted Transfer” shall be added as follows:
1.	““Permitted Transfer” shall mean each of the following:
a.

any Transfer to an Affiliate of Grupo VM, so long as such Affiliate, to the extent it has not already done so, executes a customary binding deed of adherence to this Agreement, in form and substance reasonably acceptable to Holdco;

b.	any Transfer to Holdco or a Subsidiary of Holdco;
c.	any Transfer pursuant to a widely distributed public offering of Shares for cash;
d.	any Transfer of Shares effected through a “brokers’ transaction” as defined in Rule 144(g) under the Securities Act;
e.

any Transfer of Shares pursuant to a privately- negotiated transaction to any purchaser who, along with its Affiliates or any “group” (as defined under the Exchange Act) of which it is a member (to the extent Grupo VM has knowledge of the existence and composition of such group after reasonable inquiry), immediately after the consummation of such Transfer, would have beneficial ownership of less than 10% of outstanding Shares, provided, that after reasonable inquiry, Grupo VM has no reason to believe that such purchaser is, or has the intent to be, a Person who would be required to file a Schedule 13D (or successor form) under the Exchange Act disclosing an intent other than for investment;

f.

any Transfer of Shares in connection with a public tender or similar takeover offer made to all holders of Shares for all Shares if such public tender or similar takeover offer (i) complies with all applicable requirements of the SEC, the Exchange and other applicable Law, (ii) is made on the same price per Share, with the same form of consideration per Share and otherwise on the same terms and conditions to all holders of Shares (provided, however, that if the holders of Shares are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if each holder of Shares is granted identical election rights) and (iii) has a non-waivable condition that it be accepted by holders of a majority of the Shares not held by Grupo VM or its Affiliates;

g.	any (i) pledge of (x) Covered Equity Securities or (y) depositary receipts issued by any depositary, custodian

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or nominee in respect of Shares deposited with any depositary, custodian or nominee that holds legal title to the Shares for the purposes of facilitating beneficial ownership of the Shares by Grupo VM, (ii) assignment of such pledge and (iii) Transfer to the pledgee pursuant to the enforcement of such pledge if, in all such cases, such pledge or assignment, as applicable, is in favor of a bona fide independent financial institution that is not a “state-owned enterprise” (which term shall not include any publicly traded European financial institution in which some but not all of the equity interests therein are owned by a Governmental Authority), it being acknowledged and agreed that the rights of Grupo VM and its Affiliates under the Registration Rights Agreement with respect to such Covered Equity Securities shall inure to such pledgee; and

h.

any hedging, swap, forward or other derivative contract with respect to any Covered Equity Securities, provided that (i) at no time shall the aggregate number of Covered Equity Securities underlying such hedging, swap, forward or other derivative arrangements exceed 20% of the aggregate number of the Covered Equity Securities held by Grupo VM and its Affiliates and (ii) Grupo VM shall not lend, or permit or authorizing the lending of, any Covered Equity Security to any Person, provided, however, that in the event of a Transfer of Shares by a bona fide pledgee that is entitled to rely on Rule 144 under the Securities Act to publicly offer and sell such Shares without restriction under the Securities Act, such pledgee may rely on this clause (c) to Transfer such Shares with or without a registration statement if (x) such Transfer is for cash and effected on a securities exchange, or (y) such Transfer would be permitted under clause (e) above if the reference therein to “privately-negotiated” was omitted, the reference therein to “10%” was a reference to 15% and the references therein to “Grupo VM” were references to such pledgee, or (z) such Transfer is made with Holdco’s consent.”

b.	ARTICLE V of the Shareholder Agreement shall be amended to read “Standstill Provisions and Transfer”.
c.	A new SECTION 5.03 shall be added to the Shareholder Agreement as follows:
i.

“SECTION 5.03. Transfer. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent Grupo VM from entering into or effecting a Transfer of any Covered Equity Securities (including for the avoidance of doubt a Permitted Transfer) held by it to any other Person for any reason whatsoever.”

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d.	ARTICLE VI of the Shareholder Agreement is hereby deleted in its entirety and replaced with “Not Used”.
3.	Removal of transfer restrictions.
a.

Grupo VM shall promptly and in any event within 10 days of the date of this Amendment deposit with Holdco, or if relevant with the transfer agent and registrar for the Covered Equity Securities, any certificates evidencing Covered Equity Securities held by Grupo VM which bear a legend restricting the transfer of such Covered Equity Securities.

b.

Holdco shall promptly following the date of this Amendment: (i) cause any restricted transfer instructions it has noted in its records or given to the transfer agent and registrar in respect of any Covered Equity Securities held by Grupo VM to be removed, (ii) update its registry of members, and if relevant cause the transfer agent and registrar for the Covered Equity Securities to update its registry of members, to remove any transfer restriction in respect of any Covered Equity Securities held by Grupo VM, and (iii) subject to Grupo VM depositing any such certificates pursuant to Section 3a above, cause such certificates to be replaced, or if relevant cause the transfer agent and registrar for the Covered Equity Securities to replace such certificates, with certificates which do not bear a legend restricting the transfer of the Covered Equity Securities to which those certificates relate.

4.

Effect of Amendment. This Amendment shall not constitute a waiver, amendment or modification of any other provision of the Shareholder Agreement not expressly referred to in Section 2 of this Amendment. Except as specifically modified and amended hereby, the Shareholder Agreement shall remain unchanged and in full force and effect. References to the date of the Shareholder Agreement, and references to the “date hereof”, “the date of this Agreement” or words of similar meaning in the Shareholder Agreement shall continue to refer to November 21, 2017. The amendments dated as of January 23, 2018 and May 13, 2021, respectively, to the Amended and Restated Shareholder Agreement, dated as of November 21, 2017, are subsumed in their entirety by this Amendment.

5.

Miscellaneous. The provisions of Sections 8.03 (Notices), 8.05 (Entire Agreement; Amendments and Waivers), 8.06 (Assignment), 8.07 (Parties in Interest), 8.09 (Governing Law; Consent to Jurisdiction), and 8.10 (Counterparts) of the Shareholder Agreement shall apply to this Amendment, mutatis mutandis, as though fully set forth herein.

IN WITNESS WHEREOF, this Amendment has been executed as a deed and delivered on the date first above written.

[Signatures follow]

Signature Page to Amendment No. 3 to the Amended and Restated Shareholder Agreement

Executed as a deed by GRUPO VILLAR MIR, S.A.U., a company incorporated in Spain, acting by

(PRINT NAME)	Authorised Signatory

who, in accordance with the laws of that territory, is acting under the authority of that company

Signature Page to Amendment No.3 to the Amended and Restated Shareholder Agreement

Executed as a deed by FERROGLOBE PLC acting by

(PRINT NAME)	Director

in the presence of:

Name:
(BLOCK CAPITALS)	(SIGNATURE OF WITNESS)
Address:

Occupation: